SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 4, 2003

                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)

            Delaware                       0-19278               13-3357370
(State or other jurisdiction      (Commission file Number)          (IRS
       of incorporation)                                     Identification No.)

                51 James Way, Eatontown, New Jersey        07724
              (Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code (732) 542-2800

--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

                              Item 5. Other Events

Osteotech, Inc. announced today that fourth quarter 2002 consolidated revenues were $18,589,000 and that it had incurred a net loss of $3,057,000 or $.18 net loss per diluted share, which included a charge to establish a reserve of $2,509,000 or $1,505,000 after benefit for income taxes, due to the continuing uncertainty surrounding our ability to reintroduce the Affirm(TM) Cervical Plate System into the market. This reserve, which provides for the penalty associated with a failure to meet the minimum purchase requirement remaining in our contract with Alphatec Manufacturing, Inc., the manufacturer of the System, and for inventory and instruments of the System, may be reversed, in whole or in part, in the future if the System is reintroduced into the market. Revenues in the fourth quarter were constrained by the temporary and voluntary suspension of Base Tissue Segment processing operations due to the previously reported higher than normal incidence of sterility failures in tissue processed in the third quarter 2002. As a result, in the fourth quarter 2002, there was a lack of full absorption of normal operating expenses as well as the incurrence of additional expenses associated with restoring normal processing operations. This resulted in our incurring a net loss in the fourth quarter.

Revenues in the fourth quarter 2001 were $20,182,000 and we incurred a net loss of $2,205,000 or $.16 net loss per diluted share, which included a provision for the write-off of certain production equipment of $2,287,000, or $1,372,000 after benefit from income taxes, and a provision primarily for severance associated with the departure of an executive officer of $700,000, or $420,000 after benefits from income taxes. Consolidated revenues in the year ended December 31, 2002 were $83,374,000, or a 10% increase over consolidated revenues of $75,715,000 in the year ended December 31, 2001. In the year ended December 31, 2002 we incurred a net loss of $1,344,000, or $.08 net loss per diluted share, including various charges and the recognition of previously deferred income tax benefits. In the year ended December 31, 2001, we incurred a net loss of $4,410,000 or $.31 net loss per diluted share, which also included various charges.

The chart below summarizes the financial impact of the events and other items discussed above on the net loss in the fourth quarter and year ended December 31, 2002 and 2001.

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           Summary Of After Tax Financial Impact On Operating Results
                  (Dollars in thousands, except per share data)

                                       Quarter Ended Dec. 31,           Year Ended Dec. 31
                                  -----------------------------     ---------------------------
                                      2002              2001            2002            2001
                                  ------------      -----------     -----------     -----------
Charge for Affirm(TM)
    Cervical Plate System         $      1,505      $               $     1,505     $
Charge for obsolete
    production equipment                                  1,372                           1,372
Provision for severance costs                               420                             420
Estimated cost to rework
    quarantined tissue                                                      504
Charge for obsolete, excess
    inventory and instruments                                             1,943           1,107
Charge for lawsuit settlement                                             1,071
Loss on sale of
    Netherlands operations                                                  291
Gain on sale of patents                                                    (830)
Recognition of deferred
    income tax benefit                                                   (2,557)
                                  ------------      -----------     -----------     -----------
Negative impact on net loss       $      1,505      $     1,792     $     1,927     $     2,899
                                  ============      ===========     ===========     ===========
Negative impact on net
    loss per diluted share        $        .08      $       .13     $       .10     $       .21
                                  ============      ===========     ===========     ===========
Shares used in computing
    impact on net income
    (loss) per share                16,944,145       14,077,657      15,904,132      14,030,623

The loan agreement with our bank requires that we meet certain financial ratios quarterly. In the fourth quarter 2002, we did not meet the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) ratio. The bank has informed us that, subject to final approval of its credit committee, it intends to issue a waiver of this requirement for the fourth quarter 2002.

Grafton(R) Demineralized Bone Matrix (DBM) Segment ("Grafton(R) DBM Segment") revenues were $10,368,000 and $44,926,000 in the fourth quarter and year ended December 31, 2002, respectively, as compared to $11,679,000 and $43,637,000 in the same periods of 2001, respectively. Grafton(R) DBM revenues were constrained during the year by continuing competitive pressures, but we believe will grow in 2003 as a result of our increased marketing efforts in the United States and greater market penetration in Europe. The segment will also benefit in 2003 from the private label carrier product to be processed for LifeNet and marketed by DePuy.

Grafton(R) DBM Segment operating income was $1,673,000 and $9,836,000 in the fourth quarter and year ended December 31, 2002, respectively, as compared to $2,342,000 and $7,014,000 in the same periods of 2001, respectively. The lower operating income in the fourth quarter 2002 was primarily a result of decreased revenues and gross profit margin, which were partly offset by lower legal fees and reduced R&D expenditures in the quarter. The lower gross profit margin in the quarter was a temporary impact resulting from the underabsorption of processing overhead due to the temporary suspension of processing operations discussed earlier. The increase in operating income for the year was primarily a result of increased revenues and reduced operating expenses resulting from reduced legal fees and reduced level of R&D expenses.

Base Allograft Tissue Segment ("Base Tissue Segment") revenues were $6,795,000 and $32,115,000 in the fourth quarter and year ended December 31, 2002, respectively, as compared to $7,163,000 and $27,692,000 in the same periods of 2001, respectively. This Segment's processing service revenue from tissue processed for our clients, which declined 37% in the fourth quarter, was negatively impacted by the previously reported temporary suspension of base tissue processing operations. The decline in fourth quarter 2002 revenues was partially offset by a 22% increase in bio-implant revenues, which was primarily attributable to shipments of bio-implants already in inventory. The revenue increases in the year ended December 31, 2002, were primarily achieved as a result of a 70% increase in bio-implant revenue and a 19% increase in OsteoPure(TM) Femoral head processing revenue, both of which more than offset a 26% decline in processing service revenue from tissue processed for our clients.

The Base Tissue Segment incurred an operating loss of $3,538,000 in the fourth quarter of 2002 as compared to an operating loss of $4,309,000 in the fourth quarter of 2001, and incurred an operating loss of $9,165,000 in the year ended December 31, 2002 as compared to an operating loss of $7,979,000 in the year ended December 31, 2001. The operating loss in the fourth quarter resulted from lower revenues and underabsorption of costs due to the temporary suspension of processing operations discussed above, which were partially offset by reduced legal fees because of the settlement of patent litigation earlier in the year. The increase in operating loss for the full year ended December 31, 2002 resulted from the loss in processing revenue and underabsorption of costs discussed above as well as a pretax charge of $840,000 for the estimated cost of reworking tissue placed in quarantine as a result of the higher than normal sterility failures experienced late in the third quarter, a pretax charge of $1,094,000 for estimated excess and obsolete inventory related to the bio-d(TM) Threaded Cortical Bone Dowel, which was removed from the market in January, 2003 as a result of the lawsuit settlement with Medtronic, Inc., and a pretax charge of $1,785,000 in connection with the payments to be made to Medtronic, Inc. in settlement of the lawsuit.

Certain statements made throughout this filing that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts which factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2001 and the Form 10-Q for the first three quarters of 2002) filed with the Securities and Exchange Commission.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 4, 2003

                                                      OSTEOTECH, INC.
                                          -------------------------------------
                                                       (Registrant)


                                          By: /S/ Michael J. Jeffries
                                              ---------------------------------
                                              Michael J. Jeffries
                                              Executive Vice President,
                                              Chief Financial Officer
                                              (Principal Financial Officer
                                              and Principal Accounting Officer)